Mail Stop 3561

July 20, 2005

Mr. Keith S. Krzeminski
Senior Vice President of Finance and Chief Financial Officer
Home Interiors & Gifts, Inc.
1649 Frankford Road
W Carrollton, Texas 75007

		RE:	Home Interiors & Gifts, Inc.
			Form 10-K for the fiscal year ended December 31,
2004
			Form 10-Q for the quarterly period ended March 31,
2004
			File No. 333-62021

Dear Mr. Krzeminski:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief